EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of IMPSAT Fiber Networks, Inc. (the “Company”) on Form S-1 of our report dated March 28, 2003 (May 21, 2003 as to Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s bankruptcy proceedings and a going concern uncertainty) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Financial And Other Data”, “Selected Financial Data” and “Experts” in such Prospectus.

Certified Public Accountants

/s/ Deloitte & Touche LLP

Miami, Florida
June 24, 2003